EXHIBIT 2
                                                                   ---------

                                                             Conformed Copy

                              FIRST AMENDMENT


          FIRST AMENDMENT, dated as of May 18, 1995 (the "First
Amendment"), to the Agreement and Plan of Merger, dated as of April 20, 1995 (the "Merger Agreement"), between BRUNO'S, INC., an Alabama
Corporation (the "Company"), and CRIMSON ACQUISITION CORP., an Alabama corporation ("Newco"). Terms used herein that are defined in the Merger Agreement are used herein as so defined.

          WHEREAS, Newco and the Company desire to make certain amendments to the Merger Agreement, as provided below.

          NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereto agree as follows:


          SECTION 1.  Amendment to Section 2.01(a).  Section 2.01(a) of the
                      ----------------------------
Merger Agreement is hereby amended to read as follows:

     "Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into (i) a number of shares of the common stock, par value $.01 per share, of the Company following the Merger equal to the quotient of (A) 20,833,333 divided by (B) the number of shares of common stock of Newco outstanding immediately prior to the Effective Time of the Merger, and (ii) a number of warrants (as further described below, each a "Warrant") equal to the quotient of (A)
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     10,000,000 divided by (B) the number of shares of common stock of
     Newco outstanding immediately prior to the Effective Time of the Merger. Each Warrant shall entitle the holder to purchase one share of Company Common Stock at a price of $12.00 per share, subject to the anti-dilution adjustments referred to in the next sentence. Each Warrant (i) shall be exercisable at any time or from time to time in whole or in part in the sole discretion of the holder from the Effective Time of the Merger through the tenth anniversary of the Effective Time of the Merger, (ii) shall be entitled to full anti-dilution protection, (iii) shall provide (without limiting the ability of the holder to elect a cash exercise) for the issuance by the Company, at the election of the holder in its sole discretion and in lieu of any payment of the exercise price by such holder upon the exercise thereof, of newly issued shares of Company Common Stock having a value equal to the difference between (x) the Fair Market Value (as defined below) at the time of such exercise of such number of shares of Company Common Stock






























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     (or such fraction of a share) for which such Warrant is then exercisable and (y) $12.00 per share multiplied by the number of shares (or fraction of a share) for which such Warrant is then exercisable, (iv) shall be freely transferable and upon exercise shall entitle the holder of Company Common Stock acquired upon exercise thereof to customary demand and incidental registration rights in respect of such Company Common Stock, (v) shall provide for the payment of documentary, stamp and other similar taxes by the Company and (vi) shall otherwise be issued pursuant to one or more agreements, certificates or documents containing terms satisfactory to Newco.
     "Fair Market Value" shall mean, as of any day on which the election by
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     the holder is made under clause (iii) of the preceding sentence (the
     "Exercise Date"), the average for the second Trading Day (as defined
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     below) preceding such Exercise Date of the high and low reported sales prices regular way of one share of Company Common Stock on such
     Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of Company Common Stock on such Trading Day, in either case on the principal national securities exchange in the
     United States on which the shares of Company Common Stock are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange on such Trading Day, on the National Association of Securities Dealers Automated Quotations National Market System, or if the shares of Company Common Stock are not listed or admitted to trading on any national securities exchange or quoted on such National Market System on such Trading Day, the average of the closing bid and asked prices of a share of Company Common Stock in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Company. If the Company Common Stock is not quoted or listed by any such organization, exchange or market, the Fair Market Value of the Company Common Stock as of such Exercise Date shall be determined in good faith by the Board of Directors of the Company. "Trading Day"
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     shall mean each weekday other than any day on which any Company Common
     Stock is not traded on any national securities exchange or the National Association of Securities Dealers Automated Quotations National Market System or in the over-the-counter market."

          SECTION 2.  Amendment to Section 2.01(c)(ii).  Section
                      --------------------------------
2.01(c)(ii) of the Merger Agreement is hereby amended by changing the Cash Election Price referenced therein from "$12.50" to "$12.00".

          SECTION 3.  Amendment to Section 2.03(a).  Section 2.03(a) of the
                      ----------------------------
Merger Agreement is hereby amended by changing the number "2,413,000" appearing therein to "4,166,667".

































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          SECTION 4.  Amendment to Section 2.04(a)(ii).  Section
                      --------------------------------
2.04(a)(ii) of the Merger Agreement is hereby amended by changing the amount "$12.50" appearing in each place therein to "$12.00".

          SECTION 5.  Amendment to Section 4.01.  Section 4.01(a)(vi) of
                      -------------------------
the Merger Agreement is hereby amended to add prior to clause (y) thereof the following:

     "(x) enter into any arrangements providing for vendor allowances which involve or contemplate payments in excess of $100,000 in the aggregate,".

          SECTION 6.  Amendment to Section 5.03(f)(ii).  Section
                      --------------------------------
5.03(f)(ii) of the Merger Agreement is hereby amended by changing the amount "$270 million" appearing in each place therein to "$250 million".

          SECTION 7.  Amendment to Section 5.05(a).  Section 5.05(a) of the
                      ----------------------------
Merger Agreement is hereby amended (i) by changing the amount "$300,000" appearing in each place therein to "$500,000" and (ii) by changing the amount "$400,000" appearing in each place therein to "$600,000".

          SECTION 8.  Amendment to Exhibit A.  Paragraph 4 of Part "Second"
                      ----------------------
of Exhibit A of the Merger Agreement is hereby amended by changing the number "30,000,000" appearing therein to "60,000,000".

          SECTION 9.  Representations and Warranties.  The Company
                      ------------------------------
represents and warrants to Newco as follows:

          (a)  Board Approval.  The Board of Directors of the Company, at a
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     meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that the Merger Agreement, as amended by this First Amendment, and the Option Agreement, as amended by the First Amendment thereto, and the transactions contemplated by such agreements, as amended, taken together, are fair to and in the best interests of the stockholders of the Company, (ii) determined, in accordance with
     Section 10-2B-6.40 of the ABCA, that the transactions contemplated by the Merger Agreement, as amended by this First Amendment, are in compliance with Section 10-2B-6.40 of the ABCA and (iii) resolved to recommend that the holders of the shares of Company Common Stock approve the Merger Agreement, as amended by this First Amendment, and the transactions contemplated thereby and hereby, including the Merger.

          (b)  Opinion of Financial Advisor.  The Company has received the
               ----------------------------
     opinion of The Robinson-Humphrey Company, Inc. dated the date of this First Amendment, to the effect that the consideration to be received in the Merger by the Company's stockholders, after giving effect to the terms of





























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     this First Amendment, is fair to the holders of the Company Common
     Stock from a financial point of view, a signed copy of which opinion has been delivered to Newco.

          SECTION 10.  Effective Date; Continued Effectiveness.  (a)  Each
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of the parties hereto agrees that the amendments to the Merger Agreement contained herein shall be effective upon execution of this Amendment by each party hereto.

          (b) Except as amended by the foregoing, the Merger Agreement shall continue in full force and effect.

          SECTION 11.  Expiration of Due Diligence Period. Each of the
                       ----------------------------------
parties hereto agrees that the right of Newco to terminate the Merger Agreement pursuant to the terms of Section 7.01(h) of the Merger Agreement shall terminate upon the execution of this Amendment by each party hereto.

          SECTION 12.  Counterparts.  This Amendment may be executed in one
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or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 13.  Governing Law.  This Amendment shall be governed by,
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and construed in accordance with, the laws of the State of Alabama, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.




















































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          IN WITNESS WHEREOF, Newco and the Company have caused this First
Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              CRIMSON ACQUISITION CORP.


                              By:/s/ Paul E. Raether
                                 ---------------------------
                                 Name:  Paul E. Raether
                                 Title: Chief Executive Officer


                              BRUNO'S, INC.


                              By:/s/ Ronald G. Bruno
                                 ---------------------------
                                 Name:  Ronald G. Bruno
                                 Title: Chairman and Chief
                                          Executive Officer